Filed pursuant to Rule 424(b)(3)
Registration No. 333-148049

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED AUGUST 30, 2011
TO
THE PROSPECTUS AND DISCLOSURE DOCUMENT
DATED MAY 2, 2011

This Supplement contains performance information for July 2011 for the Seneca Global Fund, L.P. (formerly Aspect Global Diversified Fund LP).  It supplements the Fund’s Prospectus and Disclosure Document dated May 2, 2011.  Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.
__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Seneca Global Fund, L.P. A Units
formerly Aspect Global Diversified Fund LP
Performance Update | July 2011

SGF Performance

	Month	YTD	1 Year	2 Years	Since Inception (Dec 2008)
SGF A Units	5.11%	-2.64%	10.65%	6.68%	-2.27%
S&P 500 Total Return Index	-2.03%	3.87%	19.65%	16.71%	17.22%
S&P Goldman Sachs Commodity Index	2.44%	5.21%	22.30%	10.28%	4.63%
It is not possible to invest directly in an index. Monthly returns on reverse.

Monthly Commentary	Trading Performance
The Fund finished higher this month with profits in interest rate instruments, currencies and metals, offsetting losses from equity indices and agricultural commodities. The Fund’s most significant gains came from its long positions in interest rate instruments. Concerns over a weak US economy and persistent debt issues in Europe helped push global bond prices higher, benefiting the Fund’s long positions. In metals, rising prices generated profits for the Fund’s long gold positions, while a weaker dollar benefited some the Fund’s long positions in major foreign currencies, including the Swiss franc, Japanese yen and Australian dollar. Equity indices continued to move sideways without a strong trend generating some losses. For the year, the Fund’s A Units were down 2.64% and for the last 12 months they were up 10.65%.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update | July 2011

Series A Performance Since December 2008

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%	5.11%						-2.64%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units
formerly Aspect Global Diversified Fund LP
Performance Update | July 2011

SGF Performance

	Month	YTD	1 Year	2 Years	Since Inception (Nov 2008)
SGF B Units	5.25%	-1.73%	12.43%	8.38%	1.42%
S&P 500 Total Return Index	-2.03%	3.87%	19.65%	16.71%	13.54%
S&P Goldman Sachs Commodity Index	2.44%	5.21%	22.30%	10.28%	-1.44%
It is not possible to invest directly in an index. Monthly returns on reverse.

Monthly Commentary	Trading Performance
The Fund finished higher this month with profits in interest rate instruments, currencies and metals, offsetting losses from equity indices and agricultural commodities. The Fund’s most significant gains came from its long positions in interest rate instruments. Concerns over a weak US economy and persistent debt issues in Europe helped push global bond prices higher, benefiting the Fund’s long positions. In metals, rising prices generated profits for the Fund’s long gold positions, while a weaker dollar benefited some the Fund’s long positions in major foreign currencies, including the Swiss franc, Japanese yen and Australian dollar. Equity indices continued to move sideways without a strong trend generating some losses. For the year, the Fund’s B Units were down 1.73% and for the last 12 months they were up 12.43%.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P.| 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update | July 2011

Series B Performance Since November 2008

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%	5.25%						-1.73%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units
formerly Aspect Global Diversified Fund LP
Performance Update | July 2011

SGF Performance

	Month	YTD	1 Year	2 Years	Since Inception (Sept 2008)
SGF I Units	5.30%	-1.37%	13.12%	9.04%	6.49%
S&P 500 Total Return Index	-2.03%	3.87%	19.65%	16.71%	2.50%
S&P Goldman Sachs Commodity Index	2.44%	5.21%	22.30%	10.28%	-15.87%
It is not possible to invest directly in an index. Monthly returns on reverse.

Monthly Commentary	Trading Performance
The Fund finished higher this month with profits in interest rate instruments, currencies and metals, offsetting losses from equity indices and agricultural commodities. The Fund’s most significant gains came from its long positions in interest rate instruments. Concerns over a weak US economy and persistent debt issues in Europe helped push global bond prices higher, benefiting the Fund’s long positions. In metals, rising prices generated profits for the Fund’s long gold positions, while a weaker dollar benefited some the Fund’s long positions in major foreign currencies, including the Swiss franc, Japanese yen and Australian dollar. Equity indices continued to move sideways without a strong trend generating some losses. For the year, the Fund’s I Units were down 1.37% and for the last 12 months they were up 13.12%.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update | July 2011

Series I Performance Since September 2008

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%	5.30%						-1.37%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.  Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com